                                                                       Exhibit 99.1
                                                   News
                                                   Release
                                                                                 Vectren Corporation
                                                                                 One Vectren Square
                                                                                 Evansville, IN 47708

September 28, 2006
FOR IMMEDIATE RELEASE

Media contact: Mike Roeder 812-491-4143 or mroeder@vectren.com
Investor contact: Steve Schein, 812-491-4209 or sschein@vectren.com

Vectren Board Institutes Changes to Enhance Corporate Governance

Evansville, Ind. - Vectren Corporation (NYSE: VVC) announced today that its board of directors has unanimously approved changes designed to further enhance its corporate governance practices by removing staggered terms of service for its directors, implementing director selection criteria and adopting a majority vote standard for director elections.

Vectren’s board has amended the company’s by-laws to provide for the creation of a single class of directors who are elected annually. This modification eliminates the current three classes serving staggered terms. In addition, the board incorporated into the by-laws director selection criteria that were previously approved by the board.

The board also adopted a policy providing for a majority vote standard for director elections. Under the new policy, any nominee for director in an uncontested election who receives a greater number of votes "withheld" from his or her election than votes "for" his or her election will tender his or her resignation promptly following certification of the shareholder vote.

“These actions clearly underscore our ongoing commitment to good corporate governance practices,” said Niel C. Ellerbrook, Vectren’s Chairman, President and CEO. “We will continue to examine our practices and make appropriate changes to maintain the trust and confidence of not only our investors, but our customers and other stakeholders as well.”

The amended bylaws and policy changes will become effective Oct. 1, 2006.

About Vectren

Vectren Corporation is an energy holding company headquartered in Evansville, Indiana. Vectren's energy delivery subsidiaries provide gas and/or electricity to over one million customers in adjoining service territories that cover nearly two-thirds of Indiana and west central Ohio. Vectren's nonutility subsidiaries and affiliates currently offer energy- related products and services to customers throughout the Midwest and Southeast. These include gas marketing and related services; coal production and sales and energy infrastructure services. To learn more about Vectren, visit http://www.vectren.com.